Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Willdan Group, Inc.:

We consent to the incorporation by reference in Registration Statements on Forms S-3 and S-8 (Nos. 333-217356, 333-219133, 333-219129, 333-168787, 333-212907, 333-184823, 333-152951, and 333-139127) of Willdan Group, Inc. of our report dated March 7, 2019 relating to the consolidated financial statements as of and for the year ended December 28, 2018 and the related notes thereto, and effectiveness of internal control over financial reporting as of December 28, 2018, appearing in this Annual Report on Form 10-K of Willdan Group, Inc.

 /s/ Crowe LLP

Sherman Oaks, CA

March 7, 2019